Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”), which includes the unaudited pro forma combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 (the “pro forma statement of operations”), has been prepared on the basis set out in the notes below to illustrate the effect of the transaction.

On June 9, 2022, Eagle Pharmaceuticals, Inc. (the “Company”, or “Eagle”) completed the acquisition (the “Acquisition”) of Acacia Pharma Group plc (“Acacia”), pursuant to the terms of a Scheme Document relating to the Acquisition published by Acacia on April 27, 2022 (the “Scheme Document”) . In connection with the consummation of the Acquisition each Acacia shareholder became entitled to receive €0.68 in cash and 0.0049 shares of common stock of the Company for each Acacia share held by such shareholder. In connection with settlement of the cash consideration and share consideration to the Acacia shareholders, the Company paid: (i) €71,615,407 in cash and (ii) issued 516,024 shares of the Company’s common stock, par value $0.001 per share, in each case upon the terms and subject to the conditions of the Scheme Document.

Eagle’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and Acacia’s financial statements have been prepared in accordance with international financial reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), including interpretations issued by the IFRS Interpretations Committee.

Upon completion of the Acquisition, Acacia became a wholly owned subsidiary of the Company. Accounting for the Acquisition is dependent upon certain information, including valuation reports that have not yet been finalized. The Company cannot finalize the accounting for the Acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the Acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition, which is June 9, 2023. The Company is not required to, and therefore currently does not intend to, update these pro forma results as presented herein, including for any changes in connection with finalizing the Acquisition accounting.

The Pro Forma Financial Information is not necessarily indicative of what the combined Company’s results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the Pro Forma Financial Information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the best information available at the time of the preparation of the Pro Forma Financial Information and certain assumptions that the Company believes to be reasonable. The pro forma financial statements set forth below give effect to the Acquisition as well as the application of the acquisition method of accounting under ASC 805. The pro forma financial statements should be read in conjunction with:

•	The Company’s audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

•	The Company’s unaudited condensed consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022; and

•	Acacia’s audited consolidated financial statements and related notes for the year ended December 31, 2021, which are included as an exhibit to the Current Report on Form 8-K/A to which the Pro Forma Financial Information is also included as an exhibit.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations the Company and Acacia would have achieved had the Company held the assets of Acacia during the periods presented in the pro forma financial information. Moreover, it does not represent or purport to represent the future financial position or operating results of the Company following the Acquisition.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Acacia. Although the Company believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved.

EAGLE PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

(In thousands, except share and per share amounts)

	Eagle Historical	Acacia (As adjusted) Note 3	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Company
Revenue:
Product sales, net	$65,023	$1,163	$—		$66,186
Royalty revenue	106,523	—	—		106,523
Total revenue	171,546	1,163	—		172,709
Operating expenses:
Cost of product sales	31,528	21,420	5,633	a	58,581
Cost of royalty revenue	10,652	—	—		10,652
Research and development	51,275	3,130	—		54,405
Selling, general and administrative	75,322	41,931	11,949	b	129,202
Total operating expenses	168,777	66,481	17,582		252,840
Income (loss) from operations	2,769	(65,318)	(17,582)		(80,131)
Interest income	560	1,582	—		2,142
Interest expense	(1,635)	(3,338)	672	c	(4,301)
Other expense	(6,242)	—	—		(6,242)
Total other (expense) income, net	(7,317)	(1,756)	672		(8,401)
Loss before income tax provision	(4,548)	(67,074)	(16,910)		(88,532)
Income tax provision	(4,079)	—	—	d	(4,079)
Net loss	$(8,627)	$(67,074)	$(16,910)		$(92,611)
Loss per share attributable to common stockholders:
Basic	$(0.66)				$(6.83)
Diluted	$(0.66)				$(6.83)
Weighted average number of common shares outstanding:
Basic	13,051,095				13,567,119
Diluted	13,051,095				13,567,119

EAGLE PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Period Ended June 30, 2022

(In thousands, except share and per share amounts)

	Eagle Historical	Acacia (January 1, 2022 through June 8, 2022, as adjusted) Note 3	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Company
Revenue:
Product sales, net	$139,289	$1,182	$—		$140,471
Royalty revenue	50,721	—	—		50,721
Total revenue	190,010	1,182	—		191,192
Operating expenses:
Cost of product sales	46,347	2,637	7,062	e	56,046
Cost of royalty revenue	5,072	—	—		5,072
Research and development	17,545	1,284	—		18,829
Selling, general and administrative	59,014	20,175	(11,949)	f	67,240
Total operating expenses	127,978	24,096	(4,887)		147,187
Income (loss) from operations	62,032	(22,914)	4,887		44,005
Interest income	398	13	—		411
Interest expense	(918)	(1,414)	291	g	(2,041)
Other expense	(9,720)	(4,347)	—		(14,067)
Total other (expense) income, net	(10,240)	(5,748)	291		(15,697)
Income (loss) before income tax provision	51,792	(28,662)	5,178		28,308
Income tax provision	(17,184)	—	—	h	(17,184)
Net income (loss)	$34,608	$(28,662)	$5,178		$11,124
Earnings per share attributable to common stockholders:
Basic	$2.71				$0.87
Diluted	$2.67				$0.86
Weighted average number of common shares outstanding:
Basic	12,773,727				12,773,727
Diluted	12,951,788				12,951,788

Note 1 – Description of the Transaction

On June 9, 2022, the Company completed its previously announced Acquisition of the entire issued share capital of Acacia for cash consideration and common stock totaling €94.7 million ($101,616,161), the equivalent of €0.90 per share, and an aggregate of 516,024 shares of Company common stock ($23,644,219). Each shareholder of Acacia received €0.68 in cash and 0.0049 shares of common stock of the Company for each Acacia share held by such shareholder.

Note 2 – Basis of Presentation

The Pro Forma Financial Information has been prepared for illustrative and informational purposes only in accordance with the requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information was prepared using the Acquisition method of accounting under ASC 805, and was based on the historical financial statements of the Company and Acacia. The unaudited pro forma condensed combined statement of operations is presented as if the Acquisition had occurred on i) January 1, 2021 and combines the historical results of operations of the Company and Acacia for the year ended December 31, 2021; and ii) January 1, 2021 and combines the historical results of operations of Eagle for the period ended June 30, 2022 and Acacia for the period from January 1, 2022 and June 8, 2022.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the consolidated results.

Note 3 – Accounting Policies and Reclassification Adjustments

The unaudited pro forma condensed combined statement of operations do not assume any differences in accounting policies as the Company is not aware of any differences that would have a material impact on the combined condensed pro forma statement of operations.

Eagle’s financial statements have been prepared in accordance with US GAAP and Acacia’s financial statements have been prepared in accordance with IFRS as issued by the IASB, including interpretations issued by the IFRS Interpretations Committee. The Company performed IFRS to US GAAP assessment and noted no material differences for the purposes of pro forma financial statements.

Certain figures were reclassified from the historical Acacia financial statement presentation so that their presentation would be consistent with that of the Company. These adjustments and reclassifications are based on management’s preliminary analysis as follows:

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

•	Reclassified impairment of intangible assets of $13 million to cost of goods sold from selling, general and administrative.
•	Reclassified amortization of intangible assets of $8.1 million to cost of goods sold from selling, general and administrative.
•	Reclassified research and development tax credit of $0.9 million to research and development expense from income tax provision.

Pro Forma Condensed Combined Statement of Operations for the Period Ended June 30, 2022

•	Reclassified amortization of intangible assets of $2.4 million to cost of goods sold from selling, general and administrative.
•	Reclassified research and development tax credit of $0.1 million to research and development expense from income tax provision.

Note 4 – Purchase Price Consideration and Preliminary Purchase Price Allocation

The fair value of the consideration totaled $101.6 million, summarized as follows (in thousands):

Fair Value of Consideration
Cash Consideration	$77,971
Fair value of Eagle common stock issued	23,645
$101,616

The Company recorded the assets acquired and liabilities assumed as of the date of the acquisition based on the information available as of that date. As the Company finalizes the fair values of the assets acquired and liabilities assumed, purchase price adjustments may be recorded during the measurement period and such adjustments could be material. The Company will reflect measurement period adjustments, if any, in the periods in which the adjustments are recognized.

The following table presents the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the closing of the Acquisition on June 9, 2022 (in thousands):

Preliminary Purchase Price Allocation
Cash	$2,556
Net working capital, excluding cash	(2,158)
Inventory	26,942
Intangible Assets	104,000
Debt	(28,503)
Deferred tax liability, net	(4,536)
Fair value of net assets acquired	98,301
Goodwill	3,315
$101,616

Note 5 – Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

(a)	Represents the recognition of additional amortization of intangible assets of $3.5 million and the adjustment to cost of product sales to reflect the increase to the historical inventory value to its estimated fair value.

The amortization expense recognized is based on the fair value (in thousands):

	Useful Life (In Years)	Fair Value	Amortization Expense
Barhemsys intangible	9	$68,000	$7,556
Byfavo intangible	9	36,000	4,000
Total		$104,000	$11,556

Less amortization previously recognized by Acacia	(8,095)
Additional amortization expense	$3,461

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $1.2 million, assuming an overall straight line useful life of 9 years.

Recognition of the fair value adjustment for inventory acquired through cost of sales represents inventory that is expected to be sold within a year of the acquisition date. The unwind of the inventory step-up to cost of sales is based on the following fair value (in thousands):

Total
Estimated cost of goods sold on step-up-Barhemsys	$1,554
Estimated cost of goods sold on step-up-Byfavo	618
Total	$2,172

(b)	Recognition of one-time pre-combination expense of $4.5 million related to acceleration of the unvested share-based awards of Acacia and recognition of certain employee related costs of $7.5 million.

(c)	Represents the decrease in interest expense as a result of $2.2 million fair value step-up of Acacia’s €25 million ($28.5 million) debt assumed in connection with the Acquisition.

(d)	Represents the income tax effect of the Acquisition pro forma adjustments using a statutory rate of 19% for Acacia and 23% for Eagle related adjustments, offset by valuation allowance recorded against the benefit of the pro forma adjustments.

Pro Forma Condensed Combined Statement of Operations for the Period Ended June 30, 2022

(e)	Represents the recognition of additional amortization of intangible assets of $2.7 million and the adjustment to cost of product sales to reflect the increase to the historical inventory value to its estimated fair value.

The amortization expense recognized is based on the fair value (in thousands):

	Apportionment Period*	Fair Value	Amortization Expense
Barhemsys intangible	43%	$68,000	$3,270
Byfavo intangible	43%	36,000	1,731
Total		$104,000	$5,001

Less amortization previously recognized by Acacia			(2,355)

Additional amortization expense			$2,646

* Amortization has been recognized over the useful life period of 9 years apportioned for period from January 1, 2022 to June 8, 2022.

Recognition of the fair value adjustment for inventory acquired through cost of sales represents inventory that is expected to be sold within the 6 months ended June 30, 2022. The unwind of the inventory step-up to cost of sales is based on the following fair value (in thousands):

Total
Estimated cost of goods sold on step-up-Barhemsys	$1,458
Estimated cost of goods sold on step-up-Byfavo	602
Total	$2,060

(f)	Represents the reversal of one-time pre-combination expense of $4.5 million related to acceleration of the unvested share-based awards of Acacia and reversal of certain employee related costs of $7.5 million.

(g)	Represents the decrease in interest expense as a result of $2.2 million fair value step-up of Acacia’s €25 million ($28.5 million) debt assumed in connection with the Acquisition.

(h)	Represents the income tax effect of the Acquisition pro forma adjustments using a statutory rate of 19% for Acacia related adjustments and 23% for Eagle adjustments, offset by net operating losses ("NOLs") carryforwards.